Exhibit 5

Ball Corporation
10 Longs Peak Drive, Broomfield, CO 80021-2510   (303) 469-3131   Fax (303) 460-2691
Reply to: P.O. Box 5000, Broomfield, CO 80038-5000

Robert W. McClelland
Associate General Counsel
(303) 460-2372

April 24, 2013

Ball Corporation
10 Longs Peak Drive
Broomfield, Colorado 80021-2510

Gentlemen:

I refer to the Registration Statement of Ball Corporation (the “Company”) on Form S-8 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 12,500,000 shares (the “Shares”) of the Company’s Common Stock and the associated rights (the “Rights”) pursuant to the 2013 Stock and Cash Incentive Plan (hereinafter called the “Plan”).

I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

2.	The 2013 Stock and Cash Incentive Plan of Ball Corporation was adopted by Ball Corporation.

3.
Upon selection in accordance with the terms of the Plan, of grantees from among those employees of the Company and its subsidiaries eligible for receipt of stock options, performance awards, restricted stock units, stock awards and grants, may be validly included in grants of stock options, performance awards, restricted stock units and restricted stock units and other awards under the Plan to such Plan participants.

Ball Corporation
April 24, 2013

4.
When the Registration Statement on Form S-8 becomes effective and the certificates representing Shares and Rights are duly executed, countersigned, registered and delivered, the Shares issued by the Company pursuant to the Plan will be legally issued, outstanding, fully paid and nonassessable and the Rights will be duly authorized and legally issued:

a.	Pursuant to the due exercise of stock options in accordance with the terms and subject to the conditions of the Plan and the payment of the option price stated in such options;
b.	Pursuant to fulfillment of all conditions required by the Plan for the issuance or transfer of such shares of Common Stock pursuant to options and performance awards; and

c.
Pursuant to restricted stock grants subject, however, to termination of the grant and the requirement for retransfer of the shares to the Company if the grantee does not comply with the restrictions of the restricted stock grant.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me under the heading of “Interests of Named Experts and Counsel” in the Registration Statement prepared by the Company.

Very truly yours,

/s/ Robert W. McClelland
Robert W. McClelland